Exhibit 10.1

Art’s-Way Manufacturing Co., Inc. (the “Company”)
Summary of Compensation Arrangements with Directors
Adopted January 27, 2011

With the exception of the Chairman of the Board and the Vice Chairman of the Board, each of the Company’s directors shall receive a base cash retainer of $30,000 per fiscal year, as compensation for services rendered during the fiscal year.  The retainer shall be paid quarterly in $7,500 installments.  The Chairman of the Audit Committee shall receive an additional cash retainer of $5,000 per fiscal year, resulting in a total quarterly payment of $8,750.

In addition, each director (including the Chair and Vice Chair) will receive an automatic grant of non-qualified stock options to purchase 2,000 shares of the Company’s common stock on the date of their election to the board occurring as of each Annual Meeting of Stockholders. Such options shall be issued pursuant to, and in accordance with the terms of, the Company’s 2011 Equity Incentive Plan, provided such plan has received stockholder approval. Such options shall have a ten-year term and be immediately exercisable at a price equal to the grant-date fair market value (as defined in the 2011 Equity Incentive Plan).

The Chairman of the Board and Vice Chairman of the Board shall receive base cash compensation of $150,000 and $70,000, respectively, per fiscal year, which shall be paid in equal quarterly installments.  The Compensation and Stock Option Committee shall make recommendations to the Board, and the Board shall review and make a final determination of the appropriate amounts and terms of such payments on a periodic basis and, as they deem appropriate and in the best interest of the Company, may make amendments in a separate policy or agreement with the Chairman and/or Vice Chairman (as applicable).

In addition to the base cash compensation and the non-qualified stock options above, each of the Chairman of the Board and Vice Chairman of the Board are eligible to receive discretionary cash incentive payments based on their leadership and consulting contributions and actual Company performance (operationally and fiscally) during the applicable fiscal year.  The cash incentives, if any, shall be payable in accordance with the terms recommended by the Compensation and Stock Option Committee and established by the Board.

The Company shall also reimburse all directors for out-of-pocket expenses related to their attendance at board meetings and performance of other services as Board members.

If any individual ceases to serve as director for any reason during the fiscal year, or if a new director is elected after the fiscal year has commenced, his or her applicable cash retainer shall be pro-rated accordingly.